Exhibit 23.1

Consent of Independent Auditor

The Board of Directors

Australia and New Zealand Banking Group Limited

Level 9, 833 Collins Street

Docklands Vic 3008

We consent to the incorporation by reference in (i) the registration statement (No. 333-181822) on Form S-3 of Macquarie Leasing Pty Limited (the “Registration Statement”) and (ii) the related prospectus supplement relating to SMART ABS Series 2012-4US Trust (the “Prospectus Supplement”) of our reports dated November 2, 2011, November 4, 2010 and November 5, 2009, with respect to the consolidated balance sheets of Australia and New Zealand Banking Group Limited and subsidiaries as of September 30, 2011, 2010 and 2009, and the related consolidated statements of income, changes in equity, cash flows, and comprehensive income for each of the years in the three-year period ended September 30, 2011, which reports are incorporated in the form 8-K of Macquarie Leasing Pty Limited filed with the Securities and Exchange Commission on September 28, 2012 and to the reference to our firm under the heading “Experts” in the Prospectus Supplement and the Registration Statement.

/s/ KPMG
KPMG

/s/ Andrew Yates
Andrew Yates
Partner

Melbourne, Australia

September 28, 2012

KPMG, an Australian partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity	Liability limited by a scheme approved under Professional Standards Legislation.